Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-68958) of our report dated August 30, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Sara Lee Corporation, which is incorporated by reference in Sara Lee Corporation’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005. We also consent to the incorporation by reference of our report dated August 30, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 10, 2006